Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-1 of William Penn Bancorporation of our report dated June 30, 2020, relating to the consolidated financial statements of Washington Savings Bank and subsidiary, appearing in the Prospectus, which is part of this Registration Statement.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

October 15, 2020